Astec Industries, Inc. (ASTE)

Q4 2002 Financial Release Conference Call

Event Transcript

Tuesday, April 01, 2003 9:30 am

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THE OPERATOR:

Good morning, ladies and gentlemen, and welcome to the Astec Industries fourth-quarter and year-end conference call. At this time, all participants are in a listen-only mode. A brief Q&A session will follow the formal presentation. (CALLER INSTRUCTIONS). This conference is being recorded. It is now my pleasure to introduce your host, Dr. J. Don Brock, Chairman and CEO of Astec Industries.

DR. J. DON BROCK:

Good morning, everyone. With me on the call -- I am in Morris, Minnesota, and with me is Bob Stafford, who is our Group Vice President of Aggregates; and in Chattanooga, Tennessee is McKamy Hall, our CFO, Al Guth, our Group Vice President of Administration, and Steve Anderson, who is our Assistant Secretary and Director of Investor Relations. To start the call, I would like to ask Steve to make a brief statement.

STEPHEN C. ANDERSON:

Before we begin, I'm sure that all of you have had a chance to read and digest the press release that we issued at 7:00 this morning, which gives details on the fourth-quarter and year-end. I do want to remind you that our discussion this morning will contain forward-looking statements relating to the future performance of the Company. These statements are intended to qualify for the safe harbor liability standards by the Private Securities Litigation Reform Act. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, and could cause actual results to differ materially from those anticipated in the press release that we issued earlier today. These comments that we will make during the conference call are commentary, and our answers to your questions are as well. Some of those factors that could influence our results are highlighted in today's press release, and others are contained in our annual report, our filings with the SEC on both a quarterly and annual basis, including the 10-K filed yesterday. Naturally, we urge you to familiarize yourself with those risk factors before making investment decisions regarding Astec Industries, Inc. At this point, I would like to turn the call back over to Don Brock.

DR. J. DON BROCK:

What we would like to do is briefly talk about the year 2002, and I am going to ask McKamy to go through some results, and then we will talk about the outlook for the rest of 2003. Before McKamy gives us the financial results, I would like to just mention our four operating groups -- the asphalt, the aggregate, mobile, and underground groups basically make up our company. We have 14 different divisions. If you look at each of the companies last year, we experienced a very tough economy, very competitive business; the volume was -- I guess in overall we had a lack of volume in the business, and as a result, the volume that was there was very competitive. The asphalt area was poor, primarily due to construction projects related to our Systems Group, which I will talk about a little later. The Aggregate Group, again, had a reasonable year, but not great. And our Mobile group was our best performer of the three. In the Underground end of it, we continue to live in a depressed cycle, very depressed due to the telecom business, and was not helped a whole lot by the regular utility business or the pipeline business. But with that, I would like to ask McKamy to go through our financial results, and to cover some of the points related to the balance sheet of the Company.

MR. McKAMY HALL:

We are pleased to share with you that the Company has received covenant waivers for 12/31, 2002, and for 3/31, 2003. The covenants for the remainder of 2003 have been renegotiated based on current expectations. The Company filed timely the 10-K yesterday. The Company has generated $22 million from Astec Financial sales of portfolios. The remaining portfolio sale should bring the escrow account to a level of approximately $30 million. Our current creditors understand that some of the funds may be needed to assist the Company through the second quarter and peak season, to fund normal seasonal needs. The funds remaining in the escrow should be available to reduce current debt during a refinancing or further restructuring of our current debt. During the first-quarter, the Company received and evaluated several refinancing proposals. The Company is currently pursuing one source, and good progress has been made toward execution of the refinancing. Auditors are on-site and appraisals are in process.

Now, I would like to share some of the financial numbers with you, and then after this and after further comments from Don, I will certainly be glad to answer any questions you may have. I am going to try to not bore you with reading a lot of the things that are attached to the press release; I will refer to some of those, but I will try to share some things with you that will help you better understand the financials that we have provided in the press release. In the first quarter -- I'm sorry, in the fourth-quarter, the sales are up 27 percent, or $22.3 million. International sales were at $18.2 million versus the prior year of $16.3, or an 11.5 percent increase. The parts sales were up from $20.5 million to $23.9 million, or a 16.6 percent increase in the fourth-quarter. Addressing sales for the year, our revenues are up from $455.8 million to $480.6 million, for an increase of 5.4 percent. The international sales decreased by 13.2 percent, and this decline primarily occurred in Central America and Europe. The domestic sales increased from $364,428,000 in 2001 to $410,284,000 in 2002, or $36,856,000, for a 10.1 percent increase. Parts sales were up from $93.5 million to $99.8 million, or 6.7 percent. During the year, the percentage of revenues by segment in a pie chart reporting format would be -- Asphalt at 34.5 percent of our total sales, and the sales increased in that segment; Aggregate, 41.5 percent of total sales, sales increased in that segment; Mobile, 15.0 percent, and the sales declined in that segment; Underground, 8.2 percent, and sales declined in that segment. Now, sales by segment is in the sheet attached to the press release. Consolidated gross profit for the quarter had a decline of $4.5 million. As we announced in our pre-release, and further reiterated yesterday, this was a result of several factors -- including the underutilization of capacity; cost overruns on customized jobs and used equipment write-downs. For the year, we also had significant underutilization of capacity, competitive price pressures -- which Don referred to a second ago -- decreased sales volume, particularly in Underground; cost overruns on Systems projects, and particularly in the construction and erection phase; and the used equipment write-downs that I referred to in the quarterly context. In terms of the ranking of the segments by gross margin, that information is attached to your press release, so I will not repeat that. Only one comment relating to the rankings, as Don mentioned a while ago -- the Asphalt Group -- and some people don't understand this -- but the Asphalt Group has basically done the construction and erection phase of our aggregate systems jobs, or the Astec Systems jobs, so some of the losses or overruns that did occur did impact the gross margin of the Asphalt Group. So I just wanted you to be aware of that.

In the SG&A and engineering area, looking at the quarter, we were at 17.9 percent versus 25.2 percent. If you've had a chance to study the income statement, you should notice that the startup and relocation expenses for the Loudon plant, or the Trencor and Case New Holland product lines, totaling $3,277,000, are on a separate line. So that is excluded from the SG&A cost and spelled out because of its large expenditure.

On the year-to-date basis, for the year of 2002, the SG&A and engineering was at 16.7 percent compared to 17.4 percent. If you further analyze that -- and we have comments in our annual report -- we tell you that the bank fees were $750,000, and ConExpo expenses were $706,000. If those two items were excluded from the 16.7 percent of SG&A for 2002, that would reduce the percentage to 14.7 percent, so you would be comparing the prior year of 17.4 to 14.7.

The income by segment is also attached to your press release, and I will not reread that to you. Interest expenses for the quarter are at 2.6 versus 2.7 last year. For the year, we are at 10.5 versus 9.4. And that has been significantly impacted by interest surcharges to the tune of about $1.6 million in 2002. So there would have definitely been a reduction there, but for the interest surcharge increases.

The other income for the year of 2002 is at 2.7 versus 1.2, and this is primarily the result of the sale of Astec portfolios in 2002. Our net loss for the quarter was 52 cents a share, as opposed to 35 cents a share last year. Our net loss for the year is at 24 cents versus a profit of 10 cents last year. The sheet attached also provides for you the changes in the segment gross profit, and I will not read all of those to you. The backlog at December was $60.7 million versus $70.1 million, or $9.0 million dollars less, or 13 percent.

I will share with you the backlog by segment. I do not believe we have disclosed that anywhere. In the Asphalt Group at 2002, it was $26.6 million, and that is a reduction of 15 percent; the Mobile Asphalt Paving was $2.5 million -- was an increase of 113 percent; the Aggregate and Mining was at $24.4 million -- was a reduction of 8 percent; and the Underground was at 7.2, with a reduction of 35 percent. On the balance sheet, the receivables are up $7.9 million. That is primarily accounted for by Astec Financial receivables. As I mentioned earlier, we still do have approximately $8 million of that portfolio to be sold, so this will have an additional positive influence on that number.

Our days outstanding at 12/31 were 45 versus 61 days for the prior year. Inventory was at 120 million -- 120.2 million versus 129 for the prior year. The debt was at 133.9 million versus 129.7 million. As you are aware, those of you that follow the company closely, you know we are in a position with our current lenders where we do not want to make any reductions -- permanent reductions -- in our debt levels, so we are carrying a lot of cash that would otherwise be applied to reducing the debt. The IRB portion of that $133.9 million is $19.2 million.

Our capital expenditures for 2003 were $19.3 million, and that includes the acquisition of the John Deere building and property at Loudon, Tennessee, which we had hoped to do a tax-free swap on, which did not materialize and we will discuss more later, so we ended up with capital expenditures of $19.3 million, and with depreciation of 15.1; now, that broken down a little further is actually 12.9 on PP&E and $2.2 million on Astec Financial operating leases. So the 12.9 number is the number that we should keep in mind when comparing to the projections for 2003, and we are projecting that number at $13 million. We basically have, other than completing the Loudon facility -- which will be a relatively small amount of capital expenditures -- we basically have our capital expenditures on hold, and would definitely not expect those to exceed $5 million, but maybe not even reach $5 million, based on our current policy.

That concludes my prepared remarks, and I will certainly be glad to answer any questions later. Don.

DR. J. DON BROCK:

Just a few other comments related to last year. We decided a couple of years ago to try to become a systems integrator in our aggregate business. In the asphalt business, we kind of grew into that market by building every piece of a complete asphalt plant facility, from the plant itself to the heating equipment to the erection of the plant, the delivery of the plant, the startup, controls and the entire system, where we could offer our customer a complete package.

Others in the industry offer components, and with probably one or two exceptions, there are only a couple that can offer the complete package that we do. And really, if you look at everything, there is no one there that offers the depth that we have and the variety of product.

In our aggregate group, with the seven different manufacturing companies, each of which had certain specialties, we really did not have an integrator. So we formed an engineering group to do that, to basically pull components -- crushers, conveyors, screens, other components -- from the different companies and to integrate them into a complete system. We believe that this strategy is correct. We believe that we intend to stay in this area. But we have had problems of mis-estimating, and I take considerable credit in this area and the construction side of it.

We utilized the asphalt construction crews to do that, which were somewhat unfamiliar with the equipment. And also, it was larger projects than we had historically handled. As a result, last year this cost us about $3 million in earnings. One of these projects was approximately an $18 million project at the Atlanta airport. Frankly, it was equipment that is larger than any of us had built before. We tended to over design it; as a result, it is functioning extremely well.

On these systems you are faced with pouring the concrete, erecting the equipment, delivering it to the site, getting it up, doing the electrical, doing the startup and then doing the shakedown. We were faced at the end of the year with some terrible weather, had a lot of erection cost overruns that we did not expect, and while we think that this -- bringing the products of all the companies, integrating them together -- is a proper strategy, we are refocusing on outsourcing the construction and the erection of it and doing what we do best, and we believe that this will continue to be a good business for us or grow into a good business for us.

The second area that we have faced problems in is in our Underground -- two Underground companies, American Augers and Trencor. The telecom business, as all of you know, just plummeted about 2.5 years ago. Directional drill business is off approximately 90 percent from its peak. Fortunately, these two companies were in the larger end of the business, and still, the large end of it is not too bad, but the small end has been terrible.

In an effort to fix these problems, we entered into a strategic alliance with Case New Holland about midyear, to build their small line of trenchers, which are used primarily more in the utility business for water lines, sewer lines, gas lines. It is a higher-volume, smaller-end of the business. The major two things that it brought with us was the availability of distribution, tieing into some of their purchasing, and we felt like that this was a -- would allow us to sell the small end of the Trencor and American Auger trenchers and directional drills that we were not doing very well with.

Concurrent with this, our first strategy was to move it into our Grapevine, Texas, facility, but we were offered -- the property in Grapevine has increased significantly. A new Opryland hotel is being built across the street from it. And a developer offered us $24 million for the property. Also, concurrent with this, a large, relatively new plant, approximately four years old, in Loudon, Tennessee, about 70 miles from our home office, became available. This was a plant that had been built by John Deere to manufacture their skid steer loaders. It was a state-of-the-art plant for building small, high-volume products, and we acquired that plant; and basically it was all to be cash neutral funded by the sale of the Trencor property, which we should have netted around $20 million for from after-tax. Unfortunately, everything took place except the sale of the Trencor property. We've mentioned this previous, that the developer was unable to come up with his financing at the last moment, and as a result, this -- combination of all of this increased our debt approximately $20 million. We have proceeded with moving the Case line into the Loudon, Tennessee plant. We have moved a significant part of Trencor. We slowed down the move of Trencor, obviously, when the building did not sell, and should complete that move by the end of the second quarter with the Trencor equipment as the business picks up in that particular area. We are up to speed on the manufacturing of the Case products, have built over 100 of the products now during the first quarter, and are driving our cost down as we get more experience. We believe that this is, and continues to be a good plan, but unfortunately, the way it has turned out, our timing could not have been worse. It is basically increased our debt, as I mentioned, approximately $20 million.

Also, with the violation of the covenants starting in the fourth quarter of 2001, and the increase in our interest rates, our finance company became uncompetitive. It also brought about additional leverage to the Company. And as mentioned previously, we chose to close the finance company in the fourth quarter of last year, and will reduce our debt, as we sell off the last of the portfolio, approximately $30 million. I should point out that there's a number of onetime events that we are tangled up in here, and one is the restructuring of our debt and being able to pay down the debt from the proceeds of the sale of the portfolio, approximately $30 million. The sale of the Trencor property will pay down debt another $20 million. And also, as we mentioned at our last conference call, we have made a significant reduction in expenses. We started in the fourth quarter of last year, and that work continues. With the restructuring of our debt, as McKamy mentioned -- when that is complete, we will have significantly less debt and less interest, and should put the Company back on sound footing from our balance sheet standpoint. Going forward, the underground business, we believe, we'll have up to speed by midyear. We have a number of prospects on the sale of the Trencor property, but it is not sold at this point. In January of '04, we will pick up the parts business related to the Case line, and so in '04, that will add about $12 million of additional parts to the $100 million in parts business that we have. This year, as many of you know, the appropriations bill did not pass until the end of February. While there was continuing resolutions, there was continuing nervousness about what the level of the highway funding would be. And basically, it ended up being the same as last year. But due to the nervousness, the obligations during January and February were off 60 percent from last year. As a result, we found our customers to be reluctant to spend; everybody seemed to be in kind of a wait and see attitude. Highway departments of transportation were reluctant to let jobs, and we kind of saw the first quarter being slower than normal, but see that there is beginning to be a pick up for the second quarter. It seems like with the number of uncertainties, the cyclic part of the year seems to be moving out. We continued to work with the other -- with our customers and other members of the industry to work on the new authorization bill, which well come up in September. It appears that the funding will be -- we believe it will be increased somewhat. There is speculation that it will be in the $35 to $60 billion range. I think 60 is optimistic, but I would say it is going to be from our existing level of $31 billion up to in the $40 billion range. The non-binding -- which it's certainly non-binding -- budget resolution passed in the Senate yesterday was for $255 billion over six years, which averages about $42 billion a year. So there are a lot of numbers being thrown around as far the level -- what level that will be. We continued to refocus on our core business. We believe we have got the strongest product lines in the business. We have the leading technology. We have the highest market share in about each of the segments that we participate in. We certainly have the best service, and we have a very strong balance sheet. While last year was very tough, we did continue to develop products. In our Aggregate Group, we developed a new portable crushing plant that is high production, in the 500 ton an hour range; it can be installed in less than four hours. We have developed a new burner system, a new control system in the asphalt side of it, a number of new machines in our Roadtec division, and are continuing to press product development in the Underground division. As I said, the last six months and all of last year, there has been a lot of uncertainties. We probably experienced the worst winter, our customers did, that we have seen in years with poor weather. The Venezuelan oil situation has certainly affected the asphalt side of the business, since a lot of the liquid asphalt -- especially on the East Coast -- is generated from Venezuelan crude. And with the disruption of the supply down there, it caused a spike in prices, particularly on the East Coast. Also, states have been short on funding. We see with the existing highway bill that was passed for this year -- the appropriations in the new highway bill -- that states will make sure that they come up with matching funds. The Iraqi situation, obviously, affects the attitude of people with a wait and see, but we believe that as that passes, the optimism -- we think everything is in place for the market to turn. As I said, while we expect the market to remain weak in 2003, we believe that we will come out of the recession much stronger and a much better company and stronger market shares. We have the best names in the industry that we serve, the lowest operating cost and highest technology equipment, the best service, and most importantly, we have the most loyal customer base. With that, I will stop, and we would be glad to take any questions that you have at this time.

THE OPERATOR:

(CALLER INSTRUCTIONS). Arnie Ursaner with CJS Securities.

THE CALLER:

This is John Riley for Arnie Ursaner at CJS. I would like to review a couple of things that you said about updating us on the sale of your Trencor facility. Could you give us what you think of the timing and the size of the sale will likely be?

DR. J. DON BROCK:

We believe that we probably were at the top of the market, in the $24-25 million range, where it was. We have done a number of surveys out there, and some properties there are selling at that number and some are selling somewhat less than that number. Steve Anderson and I are going to Dallas tomorrow to meet with one developer. We have two or three people talking about it. We believe that we will get it sold this year, but to say for sure and when -- probably the ideal timing will be a year from now, when Opryland Hotel opens up. But we would prefer not to wait that long. The amount that we get out of it -- it's going to be, we believe, somewhere within the 20 percent of that range, I would say.

THE CALLER:

Still focusing on the facilities -- could you give us what you look for on the relocation and startup expenses for the rest of this year?

DR. J. DON BROCK:

We ended up spending about $3.5 million in the fourth quarter moving. Part of my hesitation in that is there is part of the building at Trencor -- real heavy bay at Trencor that we can either move or not move that will affect some of that relocation expense, and we are waiting to see what the buyer really wants when we sell it. To answer your question, we don't see a lot more expense from this point forward. Ramping up at Loudon is going fairly well. During the first two months of the first equipment getting up to speed, obviously, the man-hours were higher than we expected, but they seem to be leveling out in March. We have a good backlog of orders for the small trenchers, but my best ballpark would be another million to $1.5 million of additional expenses during this year.

THE CALLER:

Could you give us an update on what you are seeing in the competitive landscape? Have any of your competitors fallen under even harder times?

DR. J. DON BROCK:

Yes. It's extremely competitive, and I think the fortunate thing that we have is 75-80 percent of our business is repeat customers. The other thing that we are seeing is people who were not our customers are coming to us, because we do have a reputation for taking care of our products, and for giving good service. These products that we build somewhat have umbilical cords for a long time. The control systems that are used on these plants require service and require backup, and they require good parts. This equipment, as we mentioned earlier -- we have got $100 million, or about 20 percent of our business is in parts. So they get worried about being able to get parts and service, and as a result, we are seeing more customers that were not our classic customers coming to us this year than we have seen before.

THE OPERATOR:

Michael Braig with AG Edwards.

THE CALLER:

I wonder if I could ask a question on profit allocation? I think in the past, you have said that when you sell an operating lease that is the point at which the manufacturing profit is recognized?

DR. J. DON BROCK:

That is correct.

THE CALLER:

Does that go into the "all other" category, which I understand to include finance operation, or does the profit on manufacturing revert back to the actual sector in which it was built?

COMPANY REPRESENTATIVE:

The sector in which it was built.

DR. J. DON BROCK:

But it occurs at the time that we sell the lease.

THE CALLER:

Question on the used equipment inventory write-down -- was that concentrated in any one segment?

DR. J. DON BROCK:

The inventory write-downs have been primarily in the Asphalt, Mobile, and some in the Underground. We do a lot of -- one of the things that we have tried to do is create an unfair advantage over our competition. As a result, in both the Mobile and the Asphalt group, we have got used equipment departments. And as a vehicle for creating sales, we do a lot of horse trading or taking used equipment in trade. Our used equipment inventories were high at the end of the year, and we have brought those down pretty significant, that you will see after the first quarter numbers are out. We continue to take trades, but what we saw is some of the trades that we had taken early -- late 2001 and 2002, as the market deteriorated, so did the value of those deteriorate; and rather than sit there with them waiting for the market to come back, we chose to go ahead and take the lick and write them down to market.

MR. McKAMY HALL:

Let me add a little bit of clarification to what Don said. I don't want you to think we have got an overall problem there, or a policy problem. There were no asphalt write-downs. It was in Mobile and Underground. That is a reflection of the market, as Don just said.

DR. J. DON BROCK:

I might point out too, on the asphalt plant equipment particularly, oftentimes we take in an asphalt plant and we use the word piecemeal it out. Sometimes the entire plant may have had new components added to it -- such as baghouses, hot storage bins, various things -- and we can get more for the pieces than we get for the complete plant. As we do that, we basically are very conservative. We take no profit until we have got all of the money out of it, and the last piece was the one we make the profit on.

THE CALLER:

There was mention of an escrow. I don't recall that word being used previously. Can you define how that relates to your lending agreement, if indeed that is the tie?

DR. J. DON BROCK:

McKamy, you want to --

MR. MCKAMY HALL:

In our original loan agreement, when we had a sale -- the way the legal definition reads is that when we are doing something other than normal course of business, once we decided to close Astec Financial, then the legal agreement portrayed the sale of portfolios after that date to be other than normal course of business. So all of that money that has been raised from the sale of portfolios has been put into an escrow account with the banks. We do not have access to that, but we have the right to ask the lenders to use that money. They are aware, as I said, that we may need to use some of that money through our peak season. That is our money, it will be available to reduce the debt during the refinancing or restructuring. And that should approximate about $30 million; it is currently at about $22 million. But when we finish the last portfolio sale, it should approximate $30 million. Does that sufficiently cover it?

THE CALLER:

I think I understand it.

THE OPERATOR:

Jack Kasprzak with BB&T Capital Markets.

THE CALLER:

On SG&A, which was about $80 million for the year -- McKamy, you mentioned a couple of items that totaled about $1.5 million that, I guess, were "one time" in nature. Can we assume, then, that $78.5 million is sort of same on/same run rate of SG&A? And if so, would you think that that for 2003 on a dollar basis be up or down?

MR. McKAMY HALL:

We would expect that based on the cuts that we have put in place at the end of the third quarter of 2002, and I guess that 100 percent will be in-place by today. We would expect that to decline, and that's what our goal is.

DR. J. DON BROCK:

Our goal was to try to take that down to about 72, but we have been hit with some additional costs related to insurance. As you know, the insurance market is terrible, so we have had increases in that area; but we have made some pretty significant decreases.

MR. McKAMY HALL:

The other thing I should say, that during the first quarter and possibly some into the second, we will have some expenses relating to requirements of the current BankGroup that will have some impact on that, but the ongoing normal expenses should decline.

THE CALLER:

Okay. And the inventory write-down that's mentioned in the press release that, Don, you were just talking about -- can you quantify that, or have you quantified that?

MR. McKAMY HALL:

That was $1,600,000.

THE CALLER:

So I think you guys earlier in your comments that the cost overruns and problems with some of the Systems jobs you had in 2002 cost you $3 million in earnings. I assume that's all-inclusive.

DR. J. DON BROCK:

That's correct.

THE CALLER:

And then you have $1.6 million of an inventory write-down, and then you have 3. -- almost $3 million from the relocation expenses.

DR. J. DON BROCK:

That is more like $3.3 to $3.5 million.

THE CALLER:

Okay. And, obviously, the underutilization of capacity is probably difficult to quantify and is ongoing, so it would be recurring in this environment. But we add that up, and you are at almost $8 million of non-recurring costs; and I know there are going to be some offsets, like maybe another $1 million related to the Trencor situation, but would you think that just from having some of these problems behind you and write-downs behind you, that gross profit would bounce back in the $5-$7 million range, all else being equal?

DR. J. DON BROCK:

I believe so. We should, once we get through our restructuring of our bank debt, have a pretty significant reduction there.

THE CALLER:

Any comments or guidance you can give on when that restructuring might be closed?

DR. J. DON BROCK:

We plan for it to be done during the early part of the second quarter.

THE OPERATOR:

John Franzreb with Sidoti & Company.

THE CALLER:

You spent some time talking about the public sector and the financing that is going on. J. Don, can you kind of update us on what is going on in the private sector? It is a more profitable business for you. What's the outlook there?

DR. J. DON BROCK:

Outlook there is -- this strictly goes with the economy. Until this Iraq situation is settled and optimism picks up, I think everybody is kind of paralyzed in that area. Our customers are predominantly living on state and federal highway work, and that's pretty good. I talked with one of our largest customers yesterday and he said that part of the business is okay, it's just the commercial side that is still slow. The other side that is fairly strong is the home-building, which would be subdivisions and development there; but large shopping centers, parking lots, things like that, development projects, are almost non-existent right now. And that is going to wait on the general economy. I don't know any other way to put it.

THE CALLER:

In regards to the aggregate side of the business, what are your customers like Martin Marietta telling you? Some feedback on that side?

COMPANY REPRESENTATIVE:

Both Martin Marietta and Vulcan -- you know their numbers as well as what their plans are as well as we do -- but they seem to be really holding back on a lot of capital expenditures. Frankly, we see a little more of what I would call -- there has been a lot of effort to -- of the larger companies to make acquisitions in both aggregate and asphalt. We see them in a digestion period of trying to digest what they have acquired. Most of our business today is to the privately-owned companies, and they are doing okay. If you really look in the asphalt and the aggregate side, the privately-helped companies that did not have a whole lot of debt are continuing to buy and spend money.

THE CALLER:

How much revenue in the fourth quarter was actually directly related to the Atlanta project?

DR. J. DON BROCK:

I'm not sure I can answer that one.

MR. MCKAMY HALL:

I can't either, Don, right now.

DR. J. DON BROCK:

My ballpark would have been about $7-$8 million, but it was the bad end of it -- it was the final construction of it.

THE OPERATOR:

Gentlemen, there are no further questions at this time. I'm sorry; we have one more question, from Michael Braig with AG Edwards.

THE CALLER:

Just to follow-up on that last question, and to confirm that probable $7-8 million of revenues on the Atlanta airport project for the fourth quarter would have been contained, at least partially or perhaps largely in the Asphalt Group, since that is the one that did the assembly?

DR. J. DON BROCK:

That is correct.

THE OPERATOR:

Jim Brilliant with Century Management.

THE CALLER:

My question has been answered.

THE OPERATOR:

Jack Kasprzak.

THE CALLER:

McKamy, can you tell us what you think the effective tax rate in 2003 will be?

MR. McKAMY HALL:

My right arm is saying 35-38. It all depends on the mix.

DR. J. DON BROCK:

Gentlemen, thank you. I would like to ask Steve to make a couple of other comments, and then we will close for the day.

STEPHEN C. ANDERSON:

We do appreciate your interest in Astec. As our press release indicates, today's conference call has been recorded. A replay of the conference call will be available through midnight on Friday, April 4. You can dial 877-660-6853, and you can also get an archived webcast, which will be available for 90 days. The transcript will be available under the investor relations section on Astec Industries' web site as well. All of that information is contained in your press release. Again, thank you for your participation, and this is Astec in Chattanooga signing off.

DR. J. DON BROCK:

Thank you, gentlemen.

THE OPERATOR:

This concludes today's conference. Thank you for your participation.

(CONFERENCE CALL CONCLUDED)

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